UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):     February 28, 2012

Southern Connecticut Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Connecticut	000-49784	06-1609692
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 Church Street
New Haven, Connecticut		06510
(Address of Principal Executive Offices)		(Zip Code)
(203) 782-1100
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (ee General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2012, Southern Connecticut Bancorp, Inc. (the “Company”) and its primary subsidiary, The Bank of Southern Connecticut (the “Bank”), entered into an employment agreement with Joseph J. Greco (the “Executive”) effective as of February 28, 2012 (the “Employment Agreement”).  The Company and the Executive also entered into a restricted stock agreement dated as of February 28, 2012 (the “Restricted Stock Agreement”).

Under the Employment Agreement, the Executive will serve as Chief Executive Officer of the Company and the Bank from the date of the Employment Agreement through December 31, 2014 (the “Term”), unless (i) the Executive is terminated for “Cause” (as defined in the Employment Agreement), (ii) the Executive voluntarily terminates his employment for “Good Reason” (as defined in the Employment Agreement) or otherwise, (iii) the “Disability” (as defined in the Employment Agreement) of the Executive has occurred, (iv) the death of the Executive has occurred or (v) the Executive has received all amounts due to him under the Employment Agreement if the Executive is terminated by the Company or the Bank for any reason other than for “Cause” or “Disability” or if the Executive voluntarily terminates his employment for “Good Reason.”  The Executive will also serve as a director of the Company and the Bank.

Pursuant to the Employment Agreement, the Executive will earn an annual base salary of $245,000.  He will also be entitled to receipt of incentive compensation at the end of each calendar year during the Term in an amount up to 10% of his base salary, payable in cash or otherwise, for achieving individual or corporate goals established by the Board of Directors of the Company or the Bank.  In addition, the Executive has been granted 112,371 shares of restricted common stock of the Company pursuant to the Restricted Stock Agreement.  Under the Restricted Stock Agreement, the 112,371 shares of restricted common stock vests as follows:  37,457 shares as of the date of the Restricted Stock Agreement, 37,457 shares as of July 2, 2012 and 37,457 shares as of January 2, 2013.

During the Term, the Executive will be entitled to benefits including, but not limited to, the following:  (i) comprehensive health insurance and major medical and dental coverage comparable to the coverage provided to other executive employees of the Company or the Bank, (ii) participation in any long-term disability insurance plan and pension plan maintained by the Company or the Bank, (iii) supplemental disability insurance such that the monthly disability benefit payable to the Executive is equal to 70% of his monthly base salary, (iv) use of a Bank-owned vehicle with a purchase price of up to $40,000 to be maintained, serviced and fueled for the Executive’s use by the Bank, and (v) term life insurance for the benefit of the Executive’s estate or designated beneficiary(ies) in an amount not less than $300,000.

If the Executive is terminated for “Cause” or voluntarily terminates his employment other than for “Good Reason,” he will only be entitled to base salary and reimbursable expenses accrued through the date of his termination.  If the Executive’s employment is terminated by reason of “Disability,” he will receive his disability benefits under any long-term disability plan maintained by the Company or the Bank.  In the event of the Executive’s death, the Executive’s beneficiary(ies) or estate will be paid the Executive’s base salary for a period of six months following his death.  If the Executive is terminated for any reason other than for “Cause” or “Disability” or if the Executive voluntarily terminates his employment for “Good Reason,” then the Executive will be entitled to receive (i) twelve months of base salary and (ii) his individual and/or family health benefits coverage for a period of twelve months following his termination (or such other period prescribed by the then applicable COBRA law), with the Company and the Bank and the Executive paying the same portion of the cost of such coverage as existed at the time of his termination; provided, however, that no payments will be made to the Executive if such payments would constitute a “golden parachute payment” under regulations promulgated by the Federal Deposit Insurance Corporation.

The foregoing summaries of the Employment Agreement and the Restricted Stock Agreement are not complete and are qualified in their entirely by reference to the full text of the Employment Agreement and the Restricted Stock Agreement, copies of which are attached as Exhibit 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

ITEM 9.01.                      Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, effective as of February 28, 2012, by and between Southern Connecticut Bancorp, Inc. and its subsidiary, The Bank of Southern Connecticut, and Joseph J. Greco

10.2	Restricted Stock Agreement, dated as of February 28, 2012, by and between Southern Connecticut Bancorp, Inc. and Joseph J. Greco

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN CONNECTICUT BANCORP, INC.
Date: February 28, 2012	By: /s/ Stephen V. Ciancarelli
Stephen V. Ciancarelli
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, effective as of February 28, 2012, by and between Southern Connecticut Bancorp, Inc. and its subsidiary, The Bank of Southern Connecticut, and Joseph J. Greco

10.2	Restricted Stock Agreement, dated as of February 28, 2012, by and between Southern Connecticut Bancorp, Inc. and Joseph J. Greco